Exhibit 99.1

Exicure, Inc. Announces Purchase Agreement with GPCR Therapeutics, Inc.

CHICAGO, IL. – January 22, 2025 - Exicure, Inc. (Nasdaq: XCUR, “the Company”, “Exicure”), today announced that on January 19, 2025, Exicure Inc. (“the Company”) entered into a Share Purchase Agreement with GPCR Therapeutics, Inc., a Korean corporation (“GPCR”), pursuant to which the Company acquired from GPCR all of the issued and outstanding equity securities of GPCR Therapeutics USA Inc., a California corporation (“GPCR USA”). The transactions contemplated under the Share Purchase Agreement closed concurrently with execution. GPCR USA was, until immediately prior to closing under the Share Purchase Agreement, a wholly owned subsidiary of GPCR.

In connection with the closing of the Share Purchase Agreement, the Company and GPCR entered into a License and Collaboration Agreement (“L&C Agreement”) to further develop and commercialize GPCR’s technologies related to certain intellectual property and patents. The L&C Agreement requires the Company to make milestone payments to GPCR upon the achievement of specific milestone events relating to clinical trials, marketing authorizations, and net sales, as well as for the Company to pay a recurring royalty payment based on at least 10% of net sales, as set forth in the L&C Agreement. For example, Exicure will pay $30 million for the first annual net sales that exceed $400 million, per the L&C Agreement.

About GPCR USA, Inc.

GPCR USA is a biotech company currently developing Opdivo, an autoimmune disease treatment that generates about $10 billion in annual revenues in the market, as well as the world's first FDA-approved Yervoy, a cancer treatment used to treat lung cancer. The company is led by Dr. Pina Caderelli, the CEO of GPCR USA.

GPCR USA's ongoing Phase 2 clinical trial is focused on blood cancer patients, particularly those requiring hematopoietic stem cell transplantation (HSCT) for conditions such as multiple myeloma. The trial involves the combined administration of GPC-100 and propranolol. Per Dr. Caderelli, "Two additional patients will receive treatment in January. We plan to complete the administration of GPC-100 to 20 patients by April and aim to announce the clinical trial results in September."

In December of last year, GPCR USA presented results at the American Society of Hematology conference, indicating that inhibiting both CXCR4 and ADRB2 (beta-2 adrenergic receptor) resulted in a more than tenfold increase in the anti-cancer efficacy of the AML chemotherapy drug cytarabine. Notably, they reported high response rates and excellent safety profiles in patients receiving the new blood cancer drug daratumumab. Dr. Caderelli stated, "After completing patient treatment, we will conduct follow-up observations until July and then start data analysis", adding that positive results from the GPC-100 trial could have a beneficial impact on attracting additional investment and enhancing corporate value.

Currently, the ongoing clinical trials have met all primary evaluation indicators and are at the stage of deciding whether to proceed to Phase 3. Dr. Caderelli proposed a double-blind clinical trial comparing the mobilization agent Plerixafor with GPC-100. Research has shown that the combination of GPC-100 and propranolol increases the number of specific T cells, which are favorable for enhancing CAR-T (Chimeric Antigen Receptor T-cell) response rates, and relevant papers are being published. Thus, this could assist Exicure in expanding its additional pipeline for cell and gene therapies.

Dr. Caderelli suggested that in the future, it will be essential to prioritize discussions with various partners based on the likelihood of success and high return on investment. She mentioned, "We are also researching interesting hypotheses, such as obesity treatments."

She concluded, "If the hypotheses presented to GPCR USA are validated, there may be potential G-Protein Coupled Receptor targets that could be applicable to various diseases. We are considering steps such as establishing collaborations with companies possessing antibody manufacturing technologies, testing those technologies, and conducting joint research on multiple G-Protein Coupled Receptors.

In 2019, Dr. Caderelli became interested in the CXCR4 antibody Ulocuplumab and initially joined a project at GPCR USA that combined CXCR4 and ADRB2. She later served as the Chief Technology Officer (CTO) of GPCR USA, contributing to the establishment of GPCR USA, talent acquisition, formation of a scientific advisory board, and the introduction of cell analysis and high-throughput screening technologies. She also successfully designed clinical trials for GPC-100 and secured FDA orphan drug designation.

About Exicure, Inc.

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. There can be no assurance regarding our ability to comply with the Panel’s decision and the applicable listing criteria by the deadline or thereafter. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual outcomes to differ materially from the outcomes expressed or implied by this report. Such risks include, among others, the possibility we will not be able to cure existing listing deficiencies, the possibility of additional deficiencies, the risk that the Company may not adequately comply with the terms of the Panel’s decision, and the risk that Nasdaq will ultimately delist the Company’s common stock. All such factors are difficult to predict and may be beyond the Company’s control. The Company undertakes no obligation and does not intend to update or revise any forward-looking statements contained herein, except as required by law or regulation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Media Contact:
Josh Miller
847-673-1700
media@exicuretx.com
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